EXHIBIT 99

For Immediate Release	Contact: Karen A. Warren (Investor Relations)
October 23, 2006	401-727-5401
Wayne S. Charness (News Media)
401-727-5983

Hasbro Reports Strong Third Quarter 2006 Results

Highlights:

•

Net revenues up 5% to $1.039 billion, compared to $988.1 million a year ago, with strong performance from a number of brands including LITTLEST PET SHOP, PLAYSKOOL, NERF, TRANSFORMERS, STAR WARS and PLAY-DOH;

•

Global games business up a solid 7% driven by the success of MONOPOLY HERE AND NOW;

•

Net earnings per share increased 23% to $0.58 per diluted share, this compared to prior year net earnings of $0.47 per diluted share;

•

Operating profit improved 29% to $165.2 million or 15.9% of revenues;

•

During the quarter, the company repurchased approximately

6.6 million shares of common stock at a total cost of $131.0 million.

Pawtucket, RI (October 23, 2006) -- Hasbro, Inc. (NYSE: HAS) today reported strong third quarter results.  Worldwide net revenues for the quarter were $1.039 billion, up 5% compared to $988.1 million a year ago and included a $9.6 million favorable impact from foreign exchange.  The Company reported net income of $99.6 million or $0.58 per diluted share, which includes stock-based compensation expense of $3.9 million or ($0.02) per diluted share, net of tax, due to the required implementation of SFAS 123R at the beginning of the year.    Net earnings prior to fiscal 2006 did not include stock-based compensation expense.  Refer to the attached supplemental table for the 2005 quarterly and year-to-date results adjusted to include the impact of stock-based compensation expense.  In the third quarter of 2005 net earnings on a reported basis, which did not include the effect of stock-based compensation expense, were $92.1 million or $0.47 per diluted share.  The results in both years include the impact of the mark to market adjustment for the Lucas warrants; in the third quarter of 2006 there was a non-cash expense of $19.8 million or $0.09 per diluted share related to the Lucas warrants, compared to non-cash income of $570 thousand in 2005.

Alfred J. Verrecchia, President and Chief Executive Officer, said, "We are pleased with our third quarter results.  Net revenues were up 5%, with revenues excluding STAR WARS up 13% for the quarter and year-to-date, driven in part by the success of LITTLEST PET SHOP, PLAYSKOOL, NERF, PLAY-DOH, MONOPOLY, TRANSFORMERS and CLUE.  STAR WARS has performed well and continues to be the #1 action figure property with $69 million in revenue for the quarter and $182 million year-to-date, demonstrating the strength of the brand even in a non-movie year.

“With the overall breadth and depth of our product portfolio we have been able to grow our business for the quarter and year-to-date, in spite of the revenue decline of $58 million for the quarter and $193 million year-to-date in STAR WARS,” Verrecchia concluded.

“Earnings per diluted share were up a strong 23% in the quarter, said David Hargreaves, Chief Financial Officer.  “Absent the Lucas warrants mark to market expense of $0.09 per diluted share, the underlying business performed even better with earnings per diluted share increasing 43% to $0.67 per diluted share for the quarter,” he added.

North American segment revenues, which include all of the Company’s toys and games business in the United States, Canada and Mexico, were $745.5 million for the quarter compared to $712.3 million a year ago, reflecting strong performances from LITTLEST PET SHOP, PLAYSKOOL, NERF, PLAY-DOH and MONOPOLY.  The segment reported an operating profit of $111.6 million for the quarter compared to $85.3 million last year, as adjusted to include the impact of stock-based compensation.  In addition to the higher revenues, the improvement in operating profit reflected declines in amortization and royalty expenses, partially off-set by increases in product development and advertising expenses.

International segment revenues for the quarter were $280.4 million compared to $264.6 million a year ago and included a $9.3 million favorable impact from foreign exchange.  Volume increases reflected strong performance from LITTLEST PET SHOP, PLAYSKOOL, TRANSFORMERS and MONOPOLY.  The International segment reported an operating profit of $43.2 million compared to an operating profit of $32.9 million in 2005, as adjusted to include the impact of stock-based compensation expense.   The improvement in operating profit is primarily due to decreases in royalty and amortization expense.

The Company reported third quarter Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) of $192.6 million compared to $187.9 million in 2005. The attached schedules provide a reconciliation of diluted earnings per share and EBITDA to net earnings for the third quarters and nine-month periods of 2006 and 2005.

During the quarter, the company repurchased approximately 6.6 million shares of common stock at a total cost of $131.0 million.  Since June of 2005, the company has repurchased 23.5 million shares at a total cost of $465.3 million.

The Company will web cast its third quarter earnings conference call at 9:00 a.m. Eastern Standard Time today. Investors and the media are invited to listen at http://www.hasbro.com (select "Corporate Info" from the home page, click on "Investor Information," and then click on the web cast microphone).

Hasbro is a worldwide leader in children's and family leisure time entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech.  Both internationally and in the U.S., its PLAYSKOOL, TONKA, MILTON BRADLEY, PARKER BROTHERS, TIGER, and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.

Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the Company’s ability to achieve its financial goals and may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "could," "expect," "intend," "look forward," "may," "planned," "potential," "should," "will" and "would." Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: the Company's ability to manufacture, source and ship new and continuing products on a timely basis and the acceptance of those products by customers and consumers at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products; economic and public health conditions in the various markets in which the Company and its customers and suppliers operate throughout the world, including factors which impact the retail market or consumer demand, the Company's ability to manufacture and deliver products, higher fuel and other commodity prices, higher transportation costs and potential transportation delays, currency fluctuations and government regulation; the concentration of the Company's customers; the inventory policies of retailers, including the concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; work stoppages, slowdowns or strikes, which may impact the Company's ability to manufacture or deliver product; the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; market conditions, third party actions or approvals and the impact of competition that could delay or increase the cost of implementation of the Company's consolidation programs or alter the Company's actions and reduce actual results; the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and other risks and uncertainties as may be detailed from time to time in the Company's public announcements and SEC filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

This presentation includes a non-GAAP financial measure as defined under rules of the Securities and Exchange Commission (“SEC”), specifically EBITDA. As required by SEC rules, we have provided reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. EBITDA (earnings before interest, taxes, depreciation and amortization) represents net earnings excluding, interest expense, income taxes, depreciation and amortization. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions. However, this measure should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America. This presentation also discusses 2005 segment operating profit and diluted earnings per share adjusted for the impact of stock-based compensation as disclosed under SFAS 123.  Management believes that presentation of adjusted 2005 segment operating profit and diluted earnings per share is appropriate in order to provide a comparison to 2006 segment operating results and diluted earnings per share on a consistent basis.

This presentation further discusses diluted earnings per share for the third quarter of 2006 excluding the impact of the mark to market adjustment for the Lucas warrants. The Company is required to assess if these warrants, classified as a liability, have a more dilutive impact on earnings per share assuming they were treated as an equity contract.  For the third quarter of 2006, had the warrants been treated as an equity contract, the mark to market adjustment of $19.8 million would have been added to net earnings and diluted shares would have been increased by 5.145 million shares in the computation of diluted earnings per share.  Management believes that the presentation of diluted earnings per share absent the impact of the Lucas warrant mark to market adjustment is helpful to an investor’s understanding of the results of the Company’s underlying operations and business as the mark to market adjustment is primarily based on changes in the Company’s stock price which are beyond the control of management.  Finally, this presentation includes discussion of the Company’s net revenue results absent the sale of Star Wars related products.  Star Wars was an extraordinarily successful brand for the Company in 2005, based significantly on the release of Episode III: Revenge of the Sith in 2005.  An examination of the performance of the Company’s remaining business assists investors in understanding the results of the Company in growing its other brands as part of an ongoing effort to make the Company’s performance more consistent over time, including in years when the Company does not sell as much major film-related product.

# # #

(Tables Attached)

HASBRO, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS

(Thousands of Dollars)	Oct. 1, 2006	Sept. 25, 2005
ASSETS	-----------	-----------
Cash and Cash Equivalents	$ 309,100	$ 570,499
Accounts Receivable, Net	679,363	681,469
Inventories	312,041	330,779
Other Current Assets	259,735	195,707
	----------------	----------------
Total Current Assets	1,560,239	1,778,454
Property, Plant and Equipment, Net	163,767	160,392
Other Assets	1,238,771	1,332,794
	----------------	----------------
Total Assets	$2,962,777	$3,271,640
	=========	=========

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$ 11,596	$ 13,854
Current Portion of Long-term Debt	-	354,809
Payables and Accrued Liabilities	889,215	828,775
	----------------	---------------
Total Current Liabilities	900,811	1,197,438
Long-term Debt	494,989	246,480
Deferred Liabilities	148,552	157,097
	----------------	---------------
Total Liabilities	1,544,352	1,601,015
Total Shareholders' Equity	1,418,425	1,670,625
	----------------	---------------
Total Liabilities and Shareholders' Equity	$2,962,777	$3,271,640
	=========	=========

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended		Nine Months Ended

(Thousands of Dollars and Shares Except Per Share Data)	Oct. 1, 2006	Sept. 25, 2005	Oct. 1, 2006	Sept. 25, 2005
	-----------	-----------	-----------	-----------
Net Revenues	$ 1,039,138	$ 988,052	$2,035,083	$2,015,384
Cost of Sales	461,511	444,775	857,972	835,516
	--------------	---------------	--------------	--------------
Gross Profit	577,627	543,277	1,177,111	1,179,868
Amortization	20,504	28,167	57,896	79,852
Royalties	51,350	66,539	107,540	158,206
Research and Product Development	44,445	39,387	122,215	106,942
Advertising	126,829	118,845	242,149	238,009
Selling, Distribution and Administration	169,302	162,061	463,641	439,921
	--------------	---------------	--------------	--------------
Operating Profit	165,197	128,278	183,670	156,938
Interest Expense	6,158	7,816	20,096	23,196
Other (Income) Expense, Net	15,163	(5,864)	(7,351)	(22,049)
	--------------	---------------	--------------	--------------
Earnings Before Income Taxes	143,876	126,326	170,925	155,791
Income Taxes	44,292	34,263	49,152	37,987
	--------------	---------------	--------------	--------------
Net Earnings	$ 99,584	$ 92,063	$ 121,773	$ 117,804
	========	========	========	========

Per Common Share
Net Earnings
Basic	$ 0.62	$ 0.51	$ 0.72	$ 0.66
	========	========	========	========
Diluted	$ 0.58	$ 0.47	$ 0.68	$ 0.61
	========	========	========	========

Cash Dividends Declared	$ 0.12	$ 0.09	$ 0.36	$ 0.27
	========	========	========	========

Weighted Average Number of Shares
Basic	161,303	178,931	169,519	178,386
	========	========	========	========
Diluted	174,707	198,292	182,979	197,620
	========	========	========	========

HASBRO, INC.
Supplemental Financial Data
Major Segment Results and EBITDA
(Thousands of Dollars)

	Quarter Ended			Nine Months Ended
	Oct. 1, 2006	Sept. 25, 2005	% Change	Oct. 1, 2006	Sept. 25, 2005	% Change
	-----------	-----------	-----------	-----------	-----------	----------
Major Segment Results
(2005 Operating Profit Adjusted (1))
North American Segment
External Net Revenues	$745,476	$ 712,321	5%	$1,417,736	$1,388,956	2%
Operating Profit	111,581	85,323	31%	146,753	115,334	27%

International Segment
External Net Revenues	280,421	264,627	6%	579,156	590,249	-2%
Operating Profit	43,202	32,868	31%	26,786	26,234	2%

Reconciliation of EBITDA

Net Earnings	$ 99,584	$ 92,063	$ 121,773	$ 117,804
Interest Expense	6,158	7,816	20,096	23,196
Income Taxes	44,292	34,263	49,152	37,987
Depreciation	22,035	25,577	53,971	57,525
Amortization	20,504	28,167	57,896	79,852
	------------	------------	------------	------------
EBITDA	$192,573	$187,886	$ 302,888	$ 316,364
	=======	=======	=======	=======

(1) 2005 segment operating profit has been adjusted to include the amount of stock-based compensation as disclosed under SFAS 123. Because 2006 operating profit includes stock-based compensation expense, management believes that presentation of adjusted 2005 segment operating profit is appropriate in order to provide a comparison to 2006 segment operating results. See the attached Supplemental Financial Data schedule for a reconciliation of reported segment operating profit to the segment operating profit adjusted for stock-based compensation under SFAS 123.

HASBRO, INC.
Supplemental Financial Data
(Thousands of Dollars and Shares, except Per Share Data)

Net Earnings Per Share	2006		2005

Quarter	Basic	Diluted	Basic	Diluted
----------	-----------	-----------	-----------	-----------

Net earnings	$ 99,584	$ 99,584	$ 92,063	$ 92,063
Effect of dilutive securities:
Change in fair value of liabilities
potentially settleable in common stock	-	-	-	(570)
Interest expense on contingent convertible
debentures due 2021	-	1,066	-	1,066
	--------------	--------------	--------------	--------------
	$ 99,584	$ 100,650	$ 92,063	$ 92,559
	========	========	========	========

Average shares outstanding	161,303	161,303	178,931	178,931
Effect of dilutive securities:
Liabilities potentially settleable in
common stock	-	-	-	5,243
Contingent convertible debentures due 2021	-	11,574	-	11,574
Options and warrants	-	1,830	-	2,544
	--------------	--------------	--------------	--------------
Equivalent shares	161,303	174,707	178,931	198,292
	========	========	========	========

Net earnings per share	$ 0.62	$ 0.58	$ 0.51	$ 0.47
	========	========	========	========
Nine Months
-----------------
Net earnings	$ 121,773	$ 121,773	$ 117,804	$ 117,804
Effect of dilutive securities:
Change in fair value of liabilities
potentially settleable in common stock	-	-	-	(1,330)
Interest expense on contingent convertible
debentures due 2021	-	3,197	-	3,197
	--------------	--------------	--------------	--------------
	$ 121,773	$ 124,970	$ 117,804	$ 119,671
	========	========	========	========

Average shares outstanding	169,519	169,519	178,386	178,386
Effect of dilutive securities:
Liabilities potentially settleable in
common stock	-	-	-	5,320
Contingent convertible debentures due 2021	-	11,574	-	11,574
Options and warrants	-	1,886	-	2,340
	--------------	--------------	--------------	--------------
Equivalent shares	169,519	182,979	178,386	197,620
	========	========	========	========

Net earnings per share	$ 0.72	$ 0.68	$ 0.66	$ 0.61
	========	========	========	========

HASBRO, INC.
Supplemental Financial Data
(Thousands of Dollars, Except Per Share Data)
2005 Net Earnings Including the Effect of Stock-Based
Compensation Expense under SFAS 123
	Quarter Ended	Nine Months Ended
	Sept. 25, 2005	Sept. 25, 2005
	-------------------	-------------------
Net Earnings, as Reported (1)	$ 92,063	$ 117,804

Stock-based Compensation Expense	(6,162)	(16,978)
Tax benefit	2,061	5,941
	-------------	-------------
Stock-based Compensation Expense, Net of Tax	(4,101)	(11,037)
	-------------	-------------
Net Earnings, Including the Effect of Stock-based
Compensation Expense (2)	$ 87,962	$ 106,767
	=======	=======

Diluted Net Earnings Per Share, as Reported (1)	$ 0.47	$ 0.61
Stock-based Compensation, Net of Tax, Per Share (2)	(0.02)	(0.06)
	-------------	-------------
Diluted Net Earnings Per Share, Including the
Effect of Stock-based Compensation (2)	$ 0.45	$ 0.55
	=======	=======

2005 Major Segment Results	Quarter Ended	Nine Months Ended
	Sept. 25, 2005	Sept. 25, 2005
	-------------------	-------------------
North American Segment
External Net Revenues (3)	$ 712,321	$1,388,956
	=======	=======

Operating Profit (3)	$ 89,445	$ 126,691
Stock-based Compensation Expense	(4,122)	(11,357)
	-------------	-------------
Adjusted Operating Profit (4)	$ 85,323	$ 115,334
	=======	=======

International Segment
External Net Revenues (3)	$ 264,627	$ 590,249
	=======	=======

Operating Profit (3)	$ 34,019	$ 29,408
Stock-based Compensation Expense	(1,151)	(3,174)
	------------	------------
Adjusted Operating Profit (4)	$ 32,868	$ 26,234
	=======	=======
(1) Net earnings and diluted net earnings per share prior to fiscal 2006 did not include stock-based compensation expense under SFAS 123R.

(2) Stock-based compensation expense and stock-based compensation expense per share prior to fiscal 2006 is calculated based on the amounts as previously disclosed in Hasbro's 2005 quarterly and annual financial statement footnotes.

(3) Effective the beginning of fiscal 2006, Hasbro has restructured its business and as a result its operating segments.  External net revenues and operating profit reflects the 2005 results, as reported, reclassified into our new operating segment presentation.

(4) 2005 segment operating profit has been adjusted to reflect 2005 stock-based compensation expense as disclosed under SFAS 123.